Exhibit 10.48

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of October 9, 2002 (the “Effective Date”) by and between Artemis International Solutions Corporation (the “Company,” “Artemis” or the “Employer”) and Robert Stefanovich (the “Employee”).

WHEREAS, Employee started with the Company on July 29, 2002, employed as the Senior Vice President, Finance of the Company, based in part on a Letter Agreement between the parties dated July8, 2002; and

WHEREAS Employee was promoted to Executive Vice President, Chief Executive Officer on September 27, 2002; and

WHEREAS both Employee and the Company desire that Employee now be so employed by the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration (including but not limited to the Employee continuing to provide services to the Company pursuant to this Agreement), the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

Section 1.  Duties.

Employer agrees to continue to employ Employee, and Employee agrees to continue to be so employed as, Executive Vice President, Chief Financial Officer, reporting directly to Michael Rusert, the Company’s President and Chief Executive Officer, unless and until terminated as set forth herein.  Employee shall be responsible for performing the customary duties as are appropriate to Employee’s position.  Employee shall be covered by Employer’s “Director’s and Officers” insurance as is customary and appropriate to Employee’s position.  The Chief Executive Officer will be responsible for evaluating Employee’s performance for all purposes.  Employee agrees to perform Employee’s duties to the best of his abilities and to devote all of his professional time, attention and energy to the business of Employer; provided, however, that Employee may (i) engage in activities in connection with charitable or civic activities; and (ii) serve as an executor, trustee or in other similar fiduciary capacity, if in each case, such activities do not interfere with Employee’s services hereunder.

Section 2.  Compensation.

(a)   Salary.  Employer shall pay to Employee a base salary at the rate of $165,000 per annum, less all applicable federal, state and local withholding taxes payable in accordance with Employer’s standard payroll and other elected deductions.  The Base Salary shall be reviewed at least annually by the Chief Executive Officer, and may be increased in the sole discretion of Employer.

(b)   Incentive Compensation.  Employee shall be eligible to receive an annual bonus based on a bonus target of $55,000.00 per fiscal year (as may be revised per mutual agreement), paid quarterly through the Artemis International Discretionary Incentive Compensation Plan (as may be amended from time to time), based upon the Company’s achievement of economic performance criteria and Employee’s achievement of performance criteria as mutually agreed upon by the Employee and Chief Executive Officer (MBO), if any.  For fiscal year 2002, Employee shall be paid a pro-rated incentive bonus for the quarter and based on the date in which Employee begins to perform duties as outlined herein, consistent with the Artemis International Discretionary Incentive Compensation Plan.  Notwithstanding the foregoing, for any applicable fiscal year, in the event the budgeted economic performance of the Company is materially altered due to any acquisitions or divestitures by the Company during that fiscal year, the criteria for bonus payout will be adjusted equitably by the Chief Executive Officer to take into account the effect of such acquisitions and/or divestitures.

(c)   Options.  Subject to Board of Directors approval, the Company shall grant Employee on or as soon as practicable after his promotion to Chief Financial Officer (the “Initial Grant”), options to purchase, in the aggregate, 500,000 shares of common stock of the Company (the “Common Stock”).   Additionally, Employer, in its sole discretion, may grant to Employee additional options to purchase shares of Common Stock, consistent with company policy and commensurate with Employee’s title.  All of Employee’s options shall be subject to the terms and conditions of the Company’s Stock Option Plan, as may be amended from time to time, and any agreements evidencing such options; provided, however, that any terms provided hereunder this Agreement pertaining to options shall prevail and govern in cases where the Stock Option Plan and/or any other related agreement is silent or any term thereunder conflicts with a term of this Agreement.  If, after the Effective Date, the Common Stock is changed by reason of a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization (a “Recapitalization”), the numbers of shares subject to the Initial Grant and any subsequent grants (in each case if not yet granted) shall be adjusted or converted by the same factor or into the same securities as a like number of outstanding shares of Common Stock would have been adjusted as a result of such Recapitalization.

Section 3.  Benefits; Expense Reimbursement.

During the term of this Agreement, Employee shall be eligible to participate in any generally available group insurance, accident, sickness and hospitalization insurance, and any other similar employee benefit plans and programs maintained by Employer, subject in each case to the generally applicable terms and conditions of the applicable plan or program.   Employee further shall be entitled to reimbursement by Employer for all direct out-of-pocket expenditures made by him on Employer’s behalf in the performance of his services under this Employment Agreement, subject to any reasonable record keeping, reporting and other requirements imposed from time to time by Employer.  In addition, should Employee relocate from his current home address to a location closer to the Newport Beach office (4041 MacArthur Blvd.) within 12 months from his hire date, Employer agrees to assist Employee with said relocation expenses.  If such relocation is to occur, then Employer shall provide Employee with a relocation agreement outlining the logistics of the relocation package.

Section 4.  Term of Agreement

This Agreement shall commence as of the date first above written and shall continue in effect until terminated as provided below.

(a)   Termination (other than death or disability of employee).  Either party may terminate this Agreement at will, with or without cause at anytime for any reason by giving the other party fifteen (15) days written notice, subject to subsection “(c)” below, providing for “Compensation upon termination.”

(b)   Death or disability of Employee.  If Employee dies, this Agreement shall be deemed terminated as of the date of death.  If Employee has become disabled, so as to be unable to perform the essential functions of his job with or without a reasonable accommodation, the Employer may terminate this Agreement upon thirty (30) days written notice to Employee.

(c)   Compensation upon termination.  If this Agreement is terminated, the following compensation shall be paid to Employee as his sole and exclusive remedy against Employer, and Employee shall not be entitled to any other salary, compensation, bonus or monies of any kind.

(i)  if Employer terminates this Agreement without Good Cause, or if Employee resigns for Good Reason as provided below in Section 4(d), then Employee will be entitled (A) to his continued Base Salary for a period of nine months at the rate in effect on the date of Employee’s termination, with said payments to coincide with Employer’s regularly scheduled payroll, (B) to an incentive bonus payment pro-rated for the quarter in which any such termination shall take effect based on said termination date, consistent with the Artemis International Discretionary Incentive Compensation Plan, to be computed at the one-hundred percent (100%) level of payout under the Plan, and to be paid out within ten (10) days after termination; and (C) to vest immediately any options to purchase Common Stock granted hereunder, with all such options to be exercisable by the Employee for their full remaining term; provided, however, that Employee’s right to receive the payments and to vest and have exercisable the options provided for in this Section 4(c)(i) shall be conditioned upon continued compliance with Employee’s obligations under the provisions of this Agreement that survive such termination.  Notwithstanding any employee handbooks, memoranda, or any other policies of the Company, “Good Cause” shall mean the following:  (u)  if Employee commits an act of theft, fraud, misconduct or material dishonesty involving the property or affairs of Employer or the carrying out of Employee’s duties; (v) if Employee commits a material breach or material non-observance of any of the terms or conditions of this Agreement; provided, however, that, if such breach or non-observance is capable of cure, Employee is given written notice identifying any such breach or non-observance with particularity and (A) fails to remedy the same within ten (10) days of receipt of such notice, or (B) fails to commence such cure within such ten (10) day period and to continue to effect such cure thereafter provided that any cure period lasting longer than ten (10) days shall only apply if such breach or non-observance is capable of cure within a reasonable time of such notice;  (w) if Employee is convicted of a felony; (x) if Employee refuses or fails to follow any lawful directive related to the Employer’s business issued by Employer’s Board of Directors; provided, however, that, if such refusal or failure is capable of cure, Employee is given written notice identifying any such refusal or failure with particularity and (A) fails to remedy the same within ten (10) days of receipt of such notice, or (B) fails to commence such cure within such ten (10) day period and to continue to effect such cure thereafter provided that any cure period lasting longer than ten (10) days shall only apply if such refusal or failure is capable of cure within a reasonable time of such notice; (y) if Employee or any member of his family makes any personal profit arising out of or in connection with a transaction to which Employer or any of its subsidiaries or affiliates is a party without making disclosure to and obtaining prior written consent of Employer; or (z) if Employee habitually fails to perform or performs his duties or responsibilities hereunder incompetently in any material respect, or if Employee is inexcusably or repeatedly absent from work or if Employee is absent for a prolonged period of time (other than as a result of, or in connection with, a disability or a legally protected leave) (collectively “Non-Performance”); provided, however, that, if such Non-Performance is capable of cure, Employee is given written notice identifying any such breach or non-observance with particularity and (A) fails to remedy the same within ten (10) days of receipt of such notice, or (B) fails to commence such cure within such ten (10) day period and to continue to effect such cure thereafter provided that any cure period lasting longer than ten (10) days shall only apply if such Non-Performance is capable of cure within a reasonable time of such notice.

Provided, however, that with respect to Subsections (i)(v), (x) and (z) directly above, the Employer shall only be required to provide notice and opportunity to cure on one (1) occasion.

(ii) if Employee terminates this Agreement (other than for a Resignation for Good Reason as described below) or if the Employer terminates this Agreement for Good Cause, the Employer will pay Employee any salary then due at and any reasonable expenses he has incurred to the time of termination.

(iii) if this Agreement shall terminate because of the death or disability of Employee, then, (A) Employer shall pay to Employee or his estate an amount equivalent to three (3) months base salary within ten (10) days of the effective date of termination, less applicable deductions at the salary rate in effect on the date of the death or disability , and (B) Employee or his estate shall be eligible for an incentive bonus payment pro-rated for the quarter in which the Employee ceased performing duties herein due to the death or disability, consistent with the Artemis International Discretionary Incentive Compensation Plan.  Any such payments shall be in addition to any death or disability benefit coverage to which Employee or his estate may be entitled under any death or disability insurance programs provided or maintained by Employer.

(d)   If Employee resigns for Good Reason, then said resignation shall be treated as a termination without Good Cause by Employer, consistent with Section 4(c)(i) above, with Employee being eligible to receive the benefits as provided therein.  For purposes of this Employment Agreement, Resignation for Good Reason shall include and may be triggered by: (i) a reduction in title or any material reduction in duties and responsibilities, or the cessation of reporting directly to Rusert, (ii) the office located at 4041 MacArthur Blvd in

Newport Beach, CA, being relocated more than twenty-five miles farther away from Employee’s home address as of the Effective Date, (iii) a diminution of base salary, (iv) a diminution or elimination of the Incentive Compensation bonus target for a fiscal year as described above in Section 2(b), and (v) a “Change in Control,” which shall be deemed to have occurred if, (A) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which holders of Common Stock immediately prior to the merger own a majority of the common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (B) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (C) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the outstanding Common Stock.  Employee shall have the right to resign for Good Reason and thereby terminate his employment for cause under this Agreement and pursuant to this Section 4(d) upon not less than fifteen (15) days prior written notice, which notice must be given within thirty (30) days after the occurrence of the event giving rise to such right to terminate;  provided, however, in cases where the title or position have been reduced, that Company  shall have the right to restore Employee to his title and position prior to such event within ten (10) days after such notice is given.  If Employee is not restored to his prior title and position within ten (10) days after such notice is given, his resignation under this subparagraph shall be treated as a termination by Company without Good Cause, consistent with Section 4(c)(i) above, with Employee being eligible to receive the benefits as provided therein.

Section 5.  Non-Solicitation.

In consideration of the compensation and other benefits to be provided to Employee hereunder, Employee shall not, directly or indirectly, for any reason whatsoever, during the term of this Agreement and for a period of one year following the termination of this Agreement:

(a)   solicit or induce, or attempt to solicit or induce, employees of, consultants to, or independent contractors of, the Company or its subsidiaries to terminate their employment, engagement or affiliation with the Company or in any way interfere with the relationship between the Company or any of its subsidiaries, on the one hand, and any such employee of, consultant to, or independent contractor of the Company or any of its subsidiaries, on the other hand;

(b)   knowingly employ or retain for the benefit of a party other than the Company, any such employee of, consultant to, or independent contractor of the Company or any of its subsidiaries during a period of three months after the termination of such employee’s, consultant’s or independent contractor’s employment, engagement or affiliation with the Company or any of its subsidiaries unless such retainer is not competitive, and does not interfere with, the simultaneous retention of such consultant or independent contractor by the Company; or

(c)   induce customers or vendors of the Company, or any independent knowledge workers or other information technology professionals, or end user organizations that have a business relationship with the Company, to alter or terminate their business relationship with the Company or any of its subsidiaries.

Section 6.  Successors and Assigns.

This Agreement and all of the rights and obligations hereunder shall be binding upon Employee and Employer and their respective successors and assigns.  Employer will require any successor (whether by purchase, merger, consolidation, operation of law or otherwise) expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place.  Effective upon such assumption, and consummation of the underlying transaction, Employer shall have no further obligation or liability under or with respect to this Agreement.

Section 7.  No Third Party Beneficiary.

This Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns. “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

Section 8.  Notices.

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto.  Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

Section 9.  Amendment.

This Agreement may be amended, modified, superseded or canceled, and the terms and covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.

Section 10.  Binding Effect.

This Agreement is not assignable by Employee.  None of Employee’s rights under this Agreement shall be subject to any encumbrances or the claims of Employee’s creditors.  This Agreement shall be binding upon and inure to the benefit of Employer and any successor organization which shall succeed to Employer by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of Employer (provided that a successor by way of acquisition of assets shall have undertaken in writing to assume the obligations of Employer hereunder).

Section 11.  Dispute Resolution.

The parties agree that binding arbitration shall be the sole and exclusive means of resolving any and all disputes, claims or controversies whatsoever arising out of or relating to this Agreement, including arbitrability of claims under this Agreement, (collectively referred to herein as “Disputes”).

Any and all such Disputes shall be submitted to a single arbitrator selected from a panel provided by the American Arbitration Association comprised of labor arbitrators who are members of the National Academy of Arbitrators, located in Orange County, California.  Any decision and/or award resulting from arbitration pursuant to this provision shall be final and binding.  The prevailing party in arbitration shall be entitled to reimbursement for its expenses, including costs and reasonable attorneys’ fees.  The parties further agree that judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Employee agrees to provide written notice of any such demand for arbitration to the attention of Company’s Vice President, Human Resources clearly labeled “Demand for Arbitration,” no later than sixty (60) days from the date he becomes aware or are provided notice of the occurrence giving rise to the claim.  Employee’s failure to provide such timely notice shall constitute a full and complete waiver of any such related claim.  Company agrees to provide Employee written notice of any such demand for arbitration clearly labeled “Demand for Arbitration,” no later than sixty (60) days from the date Company becomes aware or is provided notice of the occurrence giving rise to the claim.  Company’s failure to provide such timely notice shall constitute a full and complete waiver of any such related claim.

Section 12.  Severability.

If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby and such remaining provisions of this Agreement shall remain in full force and effect.  Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law.  To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any way.

Section 13.  Execution in Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 14.  Entire Agreement.

This Agreement sets forth the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements and any other agreement between the parties and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 15.  Titles and Headings.

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Agreement.

Section 16.  Conflicts of Interest; Representations and Warranties.

Employee specifically covenants, warrants and represents to Employer that he has the full, complete and entire right and authority to enter into this Agreement, that he has no agreement, duty, commitment or responsibility or obligation of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other Person which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to Employer pursuant to this Agreement or which could interfere with Employee’s performance under this Agreement, that he is not in possession of any document or other tangible property of any other Person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to Employer pursuant to Employee’s Agreement and Employee’s performance of his obligations to Employer during the term of this Agreement will not breach any agreement by which Employee is bound not to disclose any proprietary information, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities to Employer pursuant to this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Robert Stefanovich
Executive Vice President, Chief Financial Officer

(Signature)

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

By:
(Signature)

Michael Rusert
President and Chief Executive Officer